EXHIBIT 4.4

FIRST AMENDMENT TO THE

PINNACLE ENTERTAINMENT, INC. 2001 STOCK OPTION PLAN

Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), hereby amends the Pinnacle Entertainment, Inc. 2001 Stock Option Plan (the “Plan”), with reference to the following facts:

A. The Company maintains the Plan to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to selected key employees, consultants and directors through the grant of stock options.

B. By Section 16 of the Plan, the Board of Directors of the Company has reserved the right to amend the Plan without shareholder approval, so long as the amendment does not increase the number of shares for which options may be granted or impair the rights of any optionee.

C. The Company wishes to amend the Plan to permit the Administrator to act in its discretion to enhance the exercisability of options in the event of the death, disability, or termination of employment or consulting relationship or directorship of an optionee.

D. The Board of Directors of the Company has determined that such amendment will not increase the number of shares for which options may be granted or impair the rights of any optionee.

NOW, THEREFORE, the Plan is hereby amended, effective as of the effective date of the Plan, as follows:

1. Section 2(j) of the Plan is hereby amended to provide in its entirety as follows:

“(j) ‘Continuous Status as an Employee, Director or Consultant’ means that the employment, director or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the Employee, Director or Consultant. Continuous Status as an Employee, Director or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor, or (iii) in the case of a Nonqualified Stock Option or Stock Award, the ceasing of a person to be an Employee while such person remains a Director or Consultant, the ceasing of a person to be a Director while such person remains an Employee or Consultant, or the ceasing of a person to be a Consultant while such person remains an Employee or Director.”

2. Section 11(b) of the Plan is hereby amended to provide in its entirety as follows:

“(b) Termination of Employment or Consulting Relationship or Directorship. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates (other than because of termination due to Cause, death or Disability), the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 90 days following such termination in the case of an Incentive Stock Option, or 30 days following such termination in the case of a Nonqualified Stock Option (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator at any time, or from time to time, whether before or after the end of Continuous Status as an Employee, Director or Consultant by the Option Holder. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.”

3. Section 11(c) of the Plan is hereby amended to provide in its entirety as follows:

“(c) Disability of Optionee. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 12 months following such termination in the case of an Incentive Stock Option, or six months following such termination in the case of a Nonqualified Stock Option (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator, at any time, or from time to time, whether before or after the end of Continuous Status as an Employee, Director or Consultant by the Option Holder. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.”

4. Section 11(d) of the Plan is hereby amended to provide in its entirety as follows:

“(d) Death of Optionee. If an Optionee holds exercisable Options on the date his or her death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Options that were vested and exercisable as of the date of death for a period of 12 months following the date of death in the case of an Incentive Stock Option, or six months following the date of death in the case of a Nonqualified Stock Option (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator, at any time, or from time to time, whether before or after the end of Continuous Status as an Employee, Director or Consultant by the Option Holder. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.”

5. In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment to be effective as of the effective date of the Plan.

PINNACLE ENTERTAINMENT, INC.

By: